Registration No. 333-264388

Filed Pursuant to Rule 433

Dated February 22, 2024

NEW ISSUE: Bank of Montreal’s Callable Barrier Notes with Contingent Coupons Linked to a Reference Asset These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Bank of Montreal Issuer: $1,000 (and $1,000 increments thereafter) Minimum Investment: DATES March 07, 2024 (at 2 pm NY Time.) Offering Period Closes: On or about March 07, 2024 Pricing Date: On or about March 12, 2024 Settlement Date: On or about November 07, 2024 Valuation Date: On or about November 12, 2024 Maturity Date: Approximately 8 months Term: ARC - 3270 Issue: REFERENCE ASSET The common stock of Royal Caribbean Cruises Ltd. (Bloomberg Symbol: “RCL”). TERMS The closing level of the Reference Asset on the Pricing Date. Initial Level: The closing level of the Reference Asset on the Valuation Date. Final Level: 65% of the Initial Level Trigger Level: 65% of the Initial Level Coupon Barrier Level: 06375MXP5 CUSIP Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 264388 | February 22, 2024 TERMS CONTINUED If the closing level of the Reference Asset is greater than or equal to its Coupon Barrier Level as of the applicable Observation Date, a Contingent Coupon ($31.80 per note with respect to the first and second Contingent Coupon Payment Dates, if payable, and $21.20 per note with respect to the final Contingent Coupon Payment Date, if payable) will be paid on the corresponding Contingent Coupon Payment Date. The Contingent Coupon with respect to each Contingent Coupon Payment Date is based on a rate of approximately 1.06% per month (12.72% per annum). Contingent Coupons: Beginning on June 7, 2024, Bank of Montreal may, in its discretion, elect to call the notes in whole, but not in part, on any Observation Date. After the notes are redeemed pursuant to the Issuer Call, investors will not receive any additional payments in respect of the notes. Issuer Call: If Bank of Montreal elects to call the notes, the Contingent Coupon Payment Date immediately following the relevant Observation Date. Call Settlement Dates: T he closing level of the Reference Asset is less than its Trigger Level on the Valuation Date . Trigger Event: If Bank of Montreal elects to call the notes, then, on the applicable Call Settlement Date, for each $1,000 principal amount, investors will receive $1,000 plus any Contingent Coupon otherwise due. Payment Upon Issuer Call : INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential to earn periodic income, subject to a redemption, while offering limited downside protection against a slight to moderate decline in the Reference Asset over the term of the notes. As such, the notes may be suitable for investors with a moderately bullish view of the Reference Asset over the term of the notes. The performance of the notes may not be consistent with the investment objective. This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated February 22, 2024, the Product Supplement dated July 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 2022.

2 Observation Dates and Contingent Coupon Payment Dates : If the notes are not subject to an Issuer Call , the payment at maturity for the notes is based on the performance of the Reference Asset. You will receive $1,000 for each $1,000 in principal amount of the notes, unless a Trigger Event has occurred. If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to: $1,000 + [$1,000 x Percentage Change] This amount will be less than the principal amount of your notes, and may be zero. Payment at Maturity (if held to the Maturity Date): The Percentage Change, expressed as a percentage, is calculated using the following formula: (Final Level – Initial Level) / Initial Level Percentage Change: We will only pay cash on the Maturity Date, and you will have no right to receive any shares of the Reference Asset. Physical Delivery Amount: Investors in these notes could lose all or a substantial portion of their investment at maturity if there has been a decline in the market value of the Reference Asset and the Final Level of the Reference Asset is less than its Trigger Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Principal at Risk: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Secondary Market: Contingent Coupon Payment Dates Observation Dates June 12, 2024 June 7, 2024 September 12, 2024 September 9, 2024 Maturity Date Valuation Date

3 The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to the entire principal amount of your notes, and your potential return on the notes is limited to any Contingent Coupon payments, if any. If the notes are not subject to an Issuer Call and a Trigger Event has occurred with respect to the Reference Asset, you will lose 1% of the principal amount for each 1% that the Final Level of the Reference Asset is less than its Initial Level. • You may not receive any Contingent Coupons with respect to your notes. • Your notes are subject to early redemption. If the notes are so redeemed, you will not receive any additional Contingent Coupons, and you may not be able to invest the proceeds in a security with a similar return. • Your return on the notes is limited to the Contingent Coupons, if any, regardless of any increase in the level of the Reference Asset. • A higher Contingent Coupon or lower Trigger Levels or Coupon Barrier Levels may reflect greater expected volatility of the Reference Asset, and greater expected volatility generally indicates an increased risk of loss at maturity. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Asset or a security directly linked to the performance of the Reference Asset and held that investment for a similar period. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any shares of the Reference Asset at maturity. • Changes that affect the Reference Asset will affect the market value of the notes and the amount you will receive at maturity. Adjustments to the Reference Asset could adversely affect the notes. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. Selected Risk Considerations:

4 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following examples illustrate the hypothetical payments on a note at maturity, assuming that the notes are not subject to an Issuer Call. The hypothetical payments are based on a $1,000 investment in the notes, a hypothetical Initial Level of 100.00, a hypothetical Trigger Level of 65.00 (65.00% of its hypothetical Initial Level), a range of hypothetical Final Level s o f the Reference Asset and the effect on the payment at maturity if (i) a Trigger Event occurs with respect to the Reference Asset or (ii) if a Trigger Event does not occur with respect to the Reference Asset. The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not subject to an Issuer Call , the actual amount of cash or shares that you will receive at maturity will depend upon whether the closing level of the Reference Asset is below its Trigger Level on the Valuation Date . If the notes are subject to an Issuer Call prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the applicable Contingent Coupon . These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. The Final Level of the Reference Asset at maturity is $40, which is less than the Trigger Level and therefore a Trigger Event has occurred. In this case, you will receive a payment of $400 for each $1,000 in principal amount of the notes, resulting in a loss of 60% of your principal amount. Your loss of principal may be partially offset by Contingent Coupons, if any, received with respect to the notes. Example 1: The Final Level of the Reference Asset at maturity is $90 and therefore a Trigger Event has not occurred. In this case, you will receive a payment equal to the principal amount of your notes. You will not receive any positive return on your investment other than any Contingent Coupons. Example 2: The Final Level of the Reference Asset at maturity is $115, which is 15% greater than the Initial Level. In this case, you will receive a payment equal to the principal amount of your notes. You will not receive any positive return on your investment other than any Contingent Coupons. Example 3:

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated February 22, 2024 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to the m in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates . Information about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated February 22, 2024: https://www.sec.gov/Archives/edgar/data/927971/000121465924003367/b222243fwp.htm • Product Supplement dated July 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922009102/r712220424b2.htm • Prospectus supplement dated May 26, 2022 and prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 5